UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Cummings, Mark S
   1201 Winterson Road
   Linthicom, MD  21090
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   12/12/02
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   CIEN
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, Operations
6. If Amendment, Date of Original (Month/Day/Year)
   11/19/02
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |40,000                |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|1*       |5/24/06  |Common Stock           |200      |$0.66     |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |11/12/08 |Common Stock           |30,000   |$8.69     |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |10/20/09 |Common Stock           |50,000   |$14.9065  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |10/18/10 |Common Stock           |60,000   |$130.00   |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |2/14/11  |Common Stock           |40,000   |$69.188   |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|2*       |10/16/11 |Common Stock           |38,900   |$16.38    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |10/16/11 |Common Stock           |67,500   |$16.38    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |3/12/12  |Common Stock           |250,000  |$10.29    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|1*       |11/19/12 |Common Stock           |175,000  |$4.53     |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1* The shares vest at a rate of 25% on the one year anniversary of the grant date and 2.084% for each full month after the one year anniversary of the grant
date.
2*  The shares vest at a rate of 2.084% for each full month from the grant date.
This amendment has been filed to correct errors in the grant date and exercise price for the November 2002 grant and to correct the expiration dates
reported.
SIGNATURE OF REPORTING PERSON
/s/ Mark S. Cummings by Anita Weiskerger, pursuant to a POA
DATE
12/12/02